Exhibit 99.4
FORM OF ELECTION
VOYAGER LEARNING COMPANY
CUSIP # 92908U103
Pursuant to the Agreement and Plan of Mergers, dated as of June 20, 2009
This cash/stock election form is to be used to make an election in connection with the merger (the “Merger”) between Vowel Acquisition Corp., a Delaware corporation (“Vowel Sub”) and Voyager Learning Company, a Delaware corporation (“Voyager”), contemplated by the Agreement and Plan of Mergers, dated as of June 20, 2009 (the “Merger Agreement”), by and among Vowel Sub, Voyager, Cambium Holdings, Inc., a Delaware corporation (now named Cambium Learning Group, Inc., “Holdings”), VSS-Cambium Holdings II Corp., a Delaware corporation (“Cambium”), Consonant Acquisition Corp., a Delaware corporation, and Vowel Representative, LLC, a Delaware limited liability company (the “Stockholders’ Representative”).
Pursuant to the Merger Agreement, for each share of Voyager common stock, par value $0.001 per share (“Voyager Stock”), that you own as of the effective time of the Merger (the “Effective Time”), you may elect to receive (i) $6.50 in cash, without interest (the “Cash Consideration”), OR (ii) one (1) share of common stock of Holdings (“Holdings Stock”), par value $0.001 per share (the “Stock Consideration,” and together with the Cash Consideration, the “Merger Consideration”). Regardless of your election to receive Cash Consideration or Stock Consideration, for each share of Voyager Stock that you own as of the Effective Time you will also be entitled to receive additional consideration consisting of cash and a contingent value right, as further described in the Merger Agreement.
Please note that the amount of cash available to satisfy cash elections by Voyager stockholders will be determined by a formula that is primarily dependent on the cash generated by Voyager prior to the Effective Time, and that the amount of cash available for the cash elections is limited to a maximum of $67,500,000 in the aggregate (the “Cash Amount”). If the Cash Amount is insufficient to accommodate all of the cash elections made by the Voyager stockholders, then the stockholders electing to exchange shares of Voyager Stock for cash will be subject to a pro rata reduction in accordance with agreed procedures set forth in the Merger Agreement and described in the proxy statement/prospectus mailed to you under a separate cover. Therefore, if you make a cash election, even if only a partial cash election, you may not receive cash for all shares of your Voyager Stock for which you elected to receive cash. Any share for which you elect to receive cash that cannot be paid in cash will instead be exchanged for one share of Holdings Stock.
If you wish to make a cash/stock election with respect to any or all of your shares of Voyager Stock in connection with the Merger, you must: (1) complete and sign this cash/stock election form in the space provided and (2) mail or deliver the completed form to Wells Fargo, N.A. (the “Exchange Agent”) at one of the addresses listed below. In order to properly make an election, this cash/stock election form must be received by the Exchange Agent prior to 5:00 p.m. Eastern Time on [   •   ], 2009 (or such other date as Voyager and Holdings may publicly announce for receipt of elections) (the “Election Deadline”). If you fail to make a timely cash/stock election with respect to any or all of your shares of Voyager Stock, you will be entitled to receive one share of Holdings Stock for each share of Voyager Stock you own immediately prior to the Effective Time. To the extent you acquire additional Voyager Stock following the Election Deadline, or you transfer Voyager Stock for which you have made a cash/stock election following the Election Deadline but prior to the Effective Time, the owner of such Voyager Stock immediately prior to the Effective Time will be entitled to receive one share of Holdings common stock for each such share of Voyager Stock.
All elections will be irrevocable after 5:00 p.m. Eastern Time on the Election Deadline. DO NOT SUBMIT ANY OF YOUR VOYAGER STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU RECEIVE THE TRANSMITTAL LETTER WHICH WILL BE SENT TO YOU AFTER THE MERGER HAS BEEN COMPLETED.
If your Voyager Stock certificates are held in the name of a bank, broker or other nominee, do NOT use this Cash/Stock election form. You must contact your bank, broker or other nominee in order to make your Cash/Stock election.
Your submission of this election form does not constitute a vote on the Merger Agreement. In order to vote your shares, you must sign, date and return the proxy card in the envelope addressed to Computershare included with your proxy materials, submit your proxy by telephone or the Internet prior to the special meeting, or attend the special meeting of stockholders described in the proxy statement/prospectus and vote in person. If your shares are held in a stock or brokerage account or by a bank, broker or other nominee, you must follow the instructions that you receive from your bank, broker or other nominee to vote your shares. Do not return this election form in the envelope that you received in connection with the solicitation of proxy cards. This election form should be returned in the Wells Fargo Shareowner Services return envelope enclosed herewith.
All shareholders must complete Boxes A and B. Please follow the “General Instructions” beginning on Page 3.

FOR OFFICE USE ONLY Approved ______

BOX A — ELECTION TYPE

☐ Stock Election. The undersigned elects to receive one (1) share of Holdings Stock for each of __________ shares of Voyager Stock.

☐ Cash Election. The undersigned elects to receive $6.50 for each of _______ shares of Voyager Stock.**

☐ No Election. The undersigned makes no election with respect to _______________ shares of Voyager Stock.
(If no election is made the undersigned will receive one (1) share of Holdings Stock for each share of Voyager Stock)

** Note that any election for Cash Consideration is subject to proration as described above and in the proxy statement/prospectus mailed to you under a separate cover.

BOX B — SIGNATURE OF REGISTERED SHAREHOLDER(S)

(Must be signed by all registered shareholders; include capacity if signing on behalf of a legal entity)

Signature

Signature

BOX C — NAME AND ADDRESS OF REGISTERED HOLDER(S)

Please make any address corrections below

Please carefully read the following:
     By completing, signing and delivering this election form, you understand you are making an election regarding the type of Merger Consideration that you wish to receive in exchange for the shares of Voyager Stock held by you as of the Effective Time (subject to the proration provisions contained in the Merger Agreement and as described in the proxy statement/prospectus (the “Proration Provisions”)) mailed to you under a separate cover.
     You can elect to receive Holdings Stock in exchange for your shares of Voyager Stock or Cash Consideration of $6.50, without interest, for each share of Voyager Stock you own, subject to the Proration Provisions. You may also elect to receive a combination of Cash Consideration and Stock Consideration, subject to the Proration Provisions.
     You understand that if the Cash Amount is insufficient to accommodate all of the cash elections made by the Voyager stockholders, then the stockholders electing to exchange shares of Voyager Stock for cash will be subject to a pro rata reduction in the number of shares exchanged for cash in accordance with the Proration Provisions set forth in the Merger Agreement and described in the proxy statement/prospectus mailed to you under a separate cover. Therefore, if you make a cash election, even if only a partial cash election, you may not receive cash for all of the shares of Voyager Stock for which you elected to receive cash. Any share for which you elect to receive cash that cannot be paid in cash will instead be exchanged for one share of Holdings Stock.
     By signing and delivering this cash/stock election form, you acknowledge that this election is subject to the terms, conditions and limitations set forth in (1) the proxy statement/prospectus dated [ • ], 2009, mailed to you under a separate cover (2) the Merger Agreement attached as Annex A to the proxy statement/prospectus and (3) the instructions that accompany this election form.
     By signing and delivering this election form, you hereby represent and warrant that you have full power and authority to submit this cash/stock election form. You will, upon request, execute and deliver any additional documents necessary or desirable to complete your election hereunder. All authority herein conferred or agreed to be conferred shall survive your death or incapacity, and any of your obligations hereunder shall be binding upon your heirs, personal representatives, estates, successors and assigns.
*******VERY IMPORTANT*******
This election form should be returned in the envelope addressed to Wells Fargo Shareowner Services enclosed herewith for receipt no later than 5:00 p.m. Eastern Time on the date of the Election Deadline.
Your proxy card should be returned in the envelope addressed to Computershare included with the proxy materials mailed to you under a separate cover.

General Instructions
Please read this information carefully.
     You will not receive the Merger Consideration in exchange for your shares of Voyager Stock until after (i) the Merger is completed, (ii) you have properly completed the Transmittal Letter which will be sent to you after the Merger is completed and (iii) the certificate(s) representing your shares of Voyager Stock are delivered to the Exchange Agent at the address set forth below, together with such documents as the Exchange Agent may require, and are processed by the Exchange Agent. No interest will accrue on any amounts due.
A. Completing Your Election Form.
•	BOX A-Election Type: Check the appropriate box to specify your election. By properly completing Box A, you may make a cash election, stock election or no election with respect to none, some or all of your shares of Voyager Stock. A cash election is an election to convert a share of Voyager Stock into $6.50, without interest. A stock election is an election to convert a share of Voyager Stock into one (1) share of Holdings Stock. If you make no election, each share of Voyager Stock will convert into one (1) share of Holdings Stock.

•	BOX B-Signatures: All registered Voyager stockholders must sign as indicated in Box B. If you are signing on behalf of a registered Voyager stockholder or entity, your signature must include your legal capacity.

•	BOX C Current Name and Address of Registered Stockholder: If your address is different than it appears in Box C, please make the necessary changes in Box C.
B. Election Deadline; Changing or Revoking Your Election; Reallocation/Proration of Your Election.
•	Election Deadline. To be effective, an election on this election form must be properly completed, signed, delivered to and received by the Exchange Agent at the address set forth above, prior to the Election Deadline. All elections will be irrevocable after 5:00 p.m., Eastern Time, on the Election Deadline. Voyager stockholders whose election forms are not so received will not be entitled to specify their preference as to the form of Merger Consideration that they may receive and will receive the Stock Consideration only.

•	Change or Revocation of Election. All elections will be irrevocable after 5:00 p.m. Eastern Time on the Election Deadline. A Voyager stockholder who has made an election may change that election at any time prior to the Election Deadline by contacting the Exchange Agent to receive instructions on how to withdraw the original election. The Voyager stockholder must then submit another properly completed election form. If the Voyager stockholder revokes his, her or its election prior to the Election Deadline but does not submit another properly completed election form prior to the Election Deadline the Voyager Stockholder will receive the Stock Consideration only. A Voyager stockholder who has made an election through a broker must follow the directions received from that broker to change the original election. A Voyager stockholder will be unable to change an election if these procedures are not fully completed prior to the Election Deadline.

•	Nullification of Election. All election forms will be void and of no effect if the Merger is not completed for any reason.

•	Reallocation and Proration Procedures. Please note that the amount of cash available to satisfy cash elections by Voyager stockholders will be determined by a formula primarily dependent on the cash generated by Voyager prior to completion of the Merger, and that the amount available to satisfy cash elections is limited to a maximum of $67.5 million. As a result, all cash elections are subject to the Proration Provisions contained in Section 2.1(e) of the Merger Agreement. A description of the proration procedures is set forth under “The Merger Agreement — Merger Consideration — Voyager Consideration — Stock or Cash Election” in the proxy statement/prospectus sent to you under a separate cover. In connection with making any election, you should carefully read the information contained in the proxy statement/prospectus. Upon receipt of the Merger Consideration, the Voyager stockholders will be able to determine whether the Cash Consideration paid was adjusted in accordance with the Proration Provisions.
C. Other Information.
•	Stock Transfer Taxes. If any transfer or other taxes become payable by reason of the issuance of the Merger Consideration in any name other than that of the record holder, such transferee or assignee must pay such tax to the Exchange Agent or must establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

•	Voting Rights and Dividends. Holders of Voyager Stock will continue to have the right to vote and to receive all dividends paid on all shares of Voyager Stock until the Merger becomes effective.

•	Delivery of Stock Certificates. Once the Merger is completed, the Exchange Agent will send transmittal materials to all persons who are registered holders of Voyager Stock immediately prior to the Effective Time. The transmittal materials will provide instructions regarding the submission of your Voyager stock certificates and the issuance of the Cash Consideration and/or Stock Consideration in exchange therefor. The Exchange Agent will not issue any Merger Consideration to you until you have delivered to the Exchange Agent certificates representing all of your shares of Voyager Stock and any additional documents it may require. DO NOT SUBMIT ANY OF YOUR VOYAGER STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU RECEIVE THE TRANSMITTAL LETTER AFTER THE MERGER HAS BEEN COMPLETED.

•	Failure to Complete the Merger. Completion of the Merger is subject to the approval of the stockholders of Voyager and to the satisfaction of various other conditions. No payments of the Merger Consideration will be made prior to the completion of the Merger, and no payments of the

Merger Consideration will be made to stockholders if the Merger Agreement is terminated. If the Merger Agreement is terminated, all elections will be void and of no effect.
DO NOT RETURN THIS ELECTION FORM IN THE ENVELOPE ADDRESSED TO COMPUTERSHARE THAT YOU RECEIVED UNDER A SEPARATE COVER IN CONNECTION WITH THE SOLICITATION OF PROXY CARDS. THIS ELECTION FORM SHOULD BE RETURNED IN THE WELLS FARGO SHAREOWNER SERVICES RETURN ENVELOPE ENCLOSED HEREWITH.

By Mail to:	By Overnight Courier or Hand Delivery to:
Wells Fargo Shareowner Services	Wells Fargo Shareowner Services
Voluntary Corporate Actions Department	Voluntary Corporate Actions Department
P.O. Box 64854	161 North Concord Exchange
St. Paul, MN 55164-0854	South St. Paul, MN 55075
For additional information please contact our Shareowner Relations Department at 1-800-380-1372.
COMPLETING AND RETURNING THIS CASH/STOCK ELECTION FORM DOES NOT HAVE THE EFFECT OF CASTING A VOTE WITH RESPECT TO ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING OF VOYAGER STOCKHOLDERS, NOR DOES IT ASSERT ANY APPRAISAL RIGHTS. IN ORDER TO VOTE YOUR SHARES YOU MUST SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE ADDRESSED TO COMPUTERSHARE INCLUDED WITH THE YOUR PROXY MATERIALS, SUBMIT YOUR PROXY BY TELEPHONE OR INTERNET PRIOR TO THE SPECIAL MEETING, OR ATTEND THE SPECIAL MEETING OF STOCKHOLDERS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS AND VOTE IN PERSON. IF YOUR SHARES ARE HELD IN A STOCK BROKERAGE ACCOUNT OR BY A BANK OR OTHER NOMINEE, YOU MUST FOLLOW THE INSTRUCTIONS THAT YOU RECEIVE FROM YOUR BROKER, BANK OR OTHER NOMINEE TO VOTE YOUR SHARES.